Filed Pursuant to Rule 424(b)(3)
Registration Number 333-146973

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated November 13, 2007)

$55,000,000

10% Convertible Senior Secured Notes due 2012

and the Shares of Common Stock Issuable upon the Conversion of the Convertible Notes

Guarantees of the Convertible Notes by

direct and indirect subsidiaries of Nova Biosource Fuels, Inc.

                This prospectus supplement relates to changes to the “Selling Securityholders” section of the prospectus, dated November 13, 2007, as supplemented by the prospectus supplement filed January 31, 2008, with respect to the resale from time to time of our 10% Convertible Senior Secured Notes due 2012 issued in connection with a private placement in September 2007 and the shares of our common stock that may be issued upon conversion of the convertible notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, dated November 13, 2007, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

                Investing in our common stock involves risks. See “Risk Factors” beginning on page 6 of the prospectus.

                Our common stock is listed on the American Stock Exchange LLC under the trading symbol “NBF.”

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                This prospectus supplement is being filed to reflect the acquisition of certain of our convertible note and the shares of common stock underlying the convertible notes held by Highbridge International LLC and the disposition of the same by Context Advantage Master Fund, LP and Context Opportunistic Master Fund LP, selling securityholders listed in the prospectus.  This prospectus supplement is filed to reflect the acquisition by Highbridge International LLC of beneficial ownership of the aggregate principal amount of $3,000,000 of our convertible notes and the 819,672 shares of our common stock that may be issued upon conversion of the convertible notes.

                The table of selling securityholders contained in the prospectus in the “Selling Securityholders” section is hereby amended as follows to reflect the information described above by (1) changing the principal amount of convertible notes beneficially owned and offered by Highbridge International, LLC from $11,500,000 to $14,500,000, (2) changing the number of shares of common stock beneficially owned by Highbridge International, LLC prior to the offering from 3,297,516 to 4,117,188, (3) changing the number of shares of common stock that may be offered by Highbridge International, LLC from 3,142,076 to 3,961,748, (4) removing Context Advantage Master Fund, LP and Context Opportunistic Master Fund LP from the Selling Securityholders table and (5) removing footnote (8) from the Selling Securityholders table.

SELLING SECURITYHOLDERS

	Principal Amount of Senior Convertible Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock Beneficially Owned Prior to the	Number of Shares of Common Stock that May be	Percentage and Number of Shares of Common Stock Outstanding After Completion of the Offering (if one percent or more)
	($) (1)	Offering (2)	Offered (2)	Number	Percentage
Name of Beneficial Owner

Selling Securityholder Entries Removed
Context Advantage Master Fund, LP	$1,500,000	409,836	409,836	—	—
Context Opportunistic Master Fund LP	$1,500,000	409,836	409,836	—	—

Selling Securityholder Entry Amended
Highbridge International LLC (11)	$14,500,000	4,117,188	3,961,748	155,440	—

*less than 1%

(1)                 The amounts indicated represent all of the convertible notes beneficially owned by each named beneficial owner.

(2)                 Includes shares of common stock into which the convertible notes are convertible and shares of common stock issuable pursuant to certain make-whole interest payments. The number of shares of common stock into which the convertible notes are convertible assumes the initial conversion rate of one share for each $3.66 in principal amount of the convertible notes.

(3)                 In addition, the selling securityholders may be issued up to 3,005,464 shares in the aggregate upon issuance of shares in payment of interest and pursuant to certain make-whole payments payable with respect to convertible notes that are converted prior to September 30, 2009.

(11)           Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC.  Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC.  Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.  The number of shares of common stock beneficially owned by Highbridge International LLC prior to the offering reflects 155,440 warrants exercisable within 60 days of July 10, 2008.

The date of this prospectus supplement is July 11, 2008.